Exhibit 99.2
Brigham Exploration Announces Tender Offer and Consent Solicitation for Its 9 5/8% Senior Notes due 2014
AUSTIN, TX, September 13, 2010 (MARKETWIRE via COMTEX) —
Brigham Exploration Company (NASDAQ: BEXP) announced today that it has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $160 million outstanding principal amount of 9 5/8% senior notes due 2014 (CUSIP No. 109178AB9) (the “Notes”). Brigham expects to fund the tender with the issuance of new senior notes due 2018.
The Offer is scheduled to expire at 11:59 p.m., New York City time, on October 8, 2010, unless extended or earlier terminated (the “Expiration Date”). Holders who validly tender their Notes and provide their consents to the amendments to the indenture governing the Notes on or before 5:00 p.m., New York City time, on September 24, 2010, unless extended (the “Consent Date”), shall receive the Total Consideration (as defined below). Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Deadline (defined below) but may not be withdrawn or revoked thereafter, except as required by law.
The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Date shall be $1,052.00. The “Purchase Price” for each $1,000 principal amount of Notes shall be $1,022.00. The Purchase Price is the Total Consideration minus the Consent Payment of $30.00 per $1,000 principal amount of Notes. Holders tendering after the Consent Date will be eligible to receive only the Purchase Price. Holders who validly tender their Notes will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. Holders who validly tender their Notes by the Consent Date will receive payment on the initial payment date, which is expected to be on or about September 27, 2010 and holders tendering after the Consent Date and prior to the Expiration Date will receive payment on the final payment date which is expected to be October 12, 2010.
In connection with the tender offer, Brigham is soliciting consents to certain proposed amendments to the indenture governing the Notes, including eliminating substantially all of the restrictive covenants and certain events of default and shortening the redemption notice period from 30 days to three days. Brigham is offering to make a consent payment (which is included in the Total Consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Date. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Date.
Tendered Notes may not be withdrawn and consents may not be revoked after 5:00 p.m., New York City time, on September 24, 2010 (the “Withdrawal Deadline”) except as required by law. Any notes tendered on or prior to the Withdrawal Deadline that are not validly withdrawn on or prior to the Withdrawal Deadline may not be withdrawn thereafter. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) receipt of tenders and consents from holders of a majority in principal amount of the outstanding Notes, (2) execution of a supplemental indenture by Brigham and the trustee for the Notes to effect the proposed amendments, (3) consummation of a new debt financing raising proceeds in an amount sufficient to fund the tender and (4) certain other customary conditions.
The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated September 13, 2010, copies of which may be obtained from i-Deal LLC, the information agent for the Offer, at (877) 746-3583 (US toll free) or, (201) 499-3500 (collect).
Brigham has engaged Credit Suisse and BofA Merrill Lynch to act as the dealer managers and solicitation agents in connection with the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC, Liability Management Group, at (800) 820-1653 (U.S. toll-free) and (212) 325-5912 (collect) or BofA Merrill Lynch, Liability Management Group, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect).
This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated September 13, 2010.
About Brigham Exploration
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.
Forward-Looking Statement Disclosure
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our ability to consummate a new debt financing and satisfy the other conditions to the tender offer, initial production rates which decline steeply over the early life of wells, particularly our Williston basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.
Contact:
Rob Roosa
Finance Manager
(512) 427-3300